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                                STATE OF DELAWARE
                              CERTIFICATE OF TRUST


                  This Certificate of Trust is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801, ET SEQ.) and sets forth the following:

                  FIRST: The name of the trust is Berthel Growth Trust II.

                  SECOND: The name and the business address of the trustee is (meeting the requirements of subsection 3807) TJB Capital Management, Inc., 1105
N. Market Street, Suite 1300, Wilmington, DE 19801.

                                           TJB CAPITAL MANAGEMENT, INC., TRUSTEE



                                           By:    /s/ Thomas J. Berthel
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                                              Thomas J. Berthel, President